As filed with the Securities and Exchange Commission on August 6, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jianpu Technology Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

21/F Internet Finance Center

Danling Street, Beijing

People’s Republic of China

Telephone: +86-10-8302-3688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2017 Share Incentive Plan

Global Share Plan
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware  19711

Telephone: +1-302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Yilü (Oscar) Chen Chief Financial Officer Jianpu Technology Inc. 21/F Internet Finance Center Danling Street, Beijing People’s Republic of China (86-10) 8302-3688	Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Aggregate Offering Price per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A ordinary shares, par value US$0.0001 per share	13,172,672	(3)	US$	0.01	(3)	US$	131,726.72	US$	16.40
Class A ordinary shares, par value US$0.0001 per share	28,833,708	(4)	US$	1.99	(4)	US$	57,379,078.92	US$	7,143.70
Class A ordinary shares, par value US$0.0001 per share	20,422,848	(5)	US$	0.21	(5)	US$	4,288,798.08	US$	533.96
Class A ordinary shares, par value US$0.0001 per share	6,482,341	(6)	US$	1.99	(6)	US$	12,899,858.59	US$	1,606.03
Total	68,911,569			—		US$	74,699,462.31	US$	9,300.08

(1)                      These shares may be represented by the Registrant’s American Depositary Shares (the “ADSs”), each two of which represent five Class A ordinary shares.  The Registrants’ ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No. 333-221356).

(2)                      Represents Class A ordinary shares issuable upon exercise of options and pursuant to other awards granted under the 2017 Share Incentive Plan (the “2017 Plan”) and Global Share Plan (the “Global Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2017 Plan and Global Plan. Any Class A ordinary shares covered by an award granted under the 2017 Plan and Global Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the 2017 Plan and Global Plan.

(3)                      Represent ordinary shares issuable upon the exercise of outstanding options granted under the 2017 Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options.

(4)                      Represent the number of Class A ordinary shares reserved for future award grants under the 2017 Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs, as quoted on the New York Stock Exchange on August 2, 2018.

(5)                      Represent ordinary shares issuable upon the exercise of outstanding options granted under the Global Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options.

(6)                      Represent the number of Class A ordinary shares reserved for future award grants under the Global Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s  ADSs, as quoted on the New York Stock Exchange on August 2, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2017 Plan and Global Share Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by Jianpu Technology Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                                         The Registrant’s latest annual report on Form 20-F (File No. 001-38278)  filed with the Commission on April 27, 2018 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)                                                         The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38278) filed with the Commission on November 3, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association, adopted by its shareholders on October 19, 2017 and filed as Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-221056), provide that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reasons of their own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-221056), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.         Exemption From Registration Claimed

Not applicable.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

Item 9.         Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant, effective November 16, 2017 (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 filed on October 20, 2017 (File No. 333-221056))

4.2

Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3) (incorporated herein by reference to Exhibit 4.3 to the amendment to registration statement on Form F-1 filed on November 13, 2017 (File No. 333-221056))

4.3

Registrant’s Specimen Certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 4.2 to the amendment to registration statement on Form F-1 filed on November 3, 2017 (File No. 333-221056))

4.4

Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the amendment to registration statement on Form F-1 filed on November 13, 2017 (File No. 333-221056))

5.1*	Opinion of Walkers, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1	2017 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 filed on October 20, 2017 (File No. 333-221056))

10.2	Global Share Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 filed on October 20, 2017 (File No. 333-221056))

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Walkers (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 6, 2018.

Jianpu Technology Inc.

By:	/s/ Daqing (David) Ye
Name:	Daqing (David) Ye
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Daqing (David) Ye with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daqing (David) Ye	Chairman of the Board of Directors and Chief Executive Officer	August 6, 2018
Daqing (David) Ye	(principal executive officer)

/s/ Yilü (Oscar) Chen	Chief Financial Officer	August 6, 2018
Yilü (Oscar) Chen	(principal financial and accounting officer)

/s/ Jiayan Lu	Director	August 6, 2018
Jiayan Lu

/s/ Caofeng Liu	Director	August 6, 2018
Caofeng Liu

/s/ Chenchao Zhuang	Director	August 6, 2018
Chenchao Zhuang

/s/ James Qun Mi	Director	August 6, 2018
James Qun Mi

/s/ Kui Zhou	Director	August 6, 2018
Kui Zhou

/s/ Yuanyuan Fan	Director	August 6, 2018
Yuanyuan Fan

/s/ Denny Lee	Director	August 6, 2018
Denny Lee

/s/ Xiaoyan Zhang	Director	August 6, 2018
Xiaoyan Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jianpu Technology Inc., has signed this registration statement in Newark, Delaware on August 6, 2018.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director